Exhibit 99.1

Functional Brands Announces First Quarter 2026 Financial Results

Lake Oswego, OR – (May 18, 2026) – Functional Brands Inc. (NASDAQ: MEHA), a leading innovator in wellness and performance products, today announced financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Financial Highlights

●	Revenue grew to $1.65 million, up 3.5% from $1.59 million in the prior year period, reflecting continued momentum across the Company’s brand portfolio.

●	Gross profit increased to $0.96 million from $0.87 million in the prior year period and gross margin increased 390 basis points to 58.4%, driven by continued focus on higher margin channels.

●	Operating loss increased to $0.68 million from $0.03 million in the prior year period, largely reflecting expenses related to becoming a public company.

●	Net loss of $7.0 million reflected a $6.3 million of non-cash GAAP charge on equity exchange.

Strategic Highlights

●	Continued expansion of Kirkman® distribution across eCommerce, retail, and international channels.

●	Tru2u.health platform gaining traction with growing registered user base.

●	P2i™ Prenatal line achieving broader practitioner and retail placement following iHerb listing.

●	Strategic AI partnership with partnrup.ai driving qualified traffic acquisition for Tru2u.health.

●	Entered into a binding letter of intent regarding the acquisition of intellectual property and related blockchain-based assets.

●	Completed a capital structure simplification.

“Our recent results reflect important strategic and operational progress, including revenue growth, a 390 basis point expansion of gross margin, and the completion of a simplification of our capital structure,” said Eric Gripentrog, CEO of Functional Brands Inc. “Over the past several months, we’ve executed a series of key initiatives that mark a pivotal period in the Company’s evolution and establish a strong foundation for sustainable, profitable growth.”

Financial Results for the Quarter Ended March 31, 2026:

Revenue

Net revenue for the three months ended March 31, 2026 was $1,645,524 compared to $1,590,256 for the three months ended March 31, 2025 representing an increase of approximately 3.5%. This increase of $55,268 in net revenue was primarily due to the increase in the demand from our direct-to-consumer sales channel.

Gross profit

Gross profit for the three months ended March 31, 2026 was $961,133 compared to 866,764 representing an increase of 11%. This increase of $94,369 was primarily due to the increase in demand from direct-to-consumer sales channel and operational efficiencies. Gross profit margin increased 390 basis points to 58.4%, driven by continued focus on higher margin channels.

Sales and marketing expenses

Sales and marketing expenses for the three months ended March 31, 2026, was $263,707 compared to $178,630 for the three months ended March 31, 2025, representing an increase of approximately 48%. This increase of $85,077 was primarily due to the increase in amazon referral fees and commissions moving from a wholesaler model to a Direct Seller’s Central model.

General and administrative expenses

General and administrative expenses for the three months ended March 31, 2026 was $1,380,231, compared to $720,234 for the three months ended March 31, 2025, representing an increase of approximately 92%. This increase of $659,997 was primarily attributable to an increase professional fees and payroll.

Other income / (expenses)

Other income /expense for the three months ended March 31, 2026 was a negative $6,307,984 compared to a negative of $94,682 for the three months ended March 31, 2025. This increase of $6,213,302 was primarily due to the loss on issuance of preferred stock of $6,310,464, a reduction in interest expense of $69,290, and a change of fair value of derivative liability of $25,374.

About Functional Brands Inc.

Functional Brands Inc. (NASDAQ: MEHA) is a leading innovator in wellness and performance products dedicated to Making Everyone Healthy Again™. The Company’s portfolio includes Kirkman®, one of the most trusted names in nutritional supplements for over 75 years with products available in more than 35 countries; P2i™ by Kirkman® Prenatal Multivitamin & Multimineral, the first prenatal supplement to align with FIGO standards and comply with California SB 646; and Tru2u.health, a consumer-facing telehealth and wellness platform. Functional Brands operates an FDA-registered, cGMP-compliant manufacturing facility in Oregon. For more information, visit www.functionalbrandsinc.com, www.kirkmangroup.com, or www.tru2u.health.

For more information, visit www.functionalbrandsinc.com and www.kirkmangroup.com, and www.Tru2u.health

Investor Relations Contact:

FunctionalBrands@icrinc.com

Cautionary Note Regarding Forward Looking Statements

This news release and statements of Functional Brands’ management in connection with this news release or related events contain or may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements mean statements (including statements related to the closing, and the anticipated benefits to the Company, of the private placement described herein) related to future events, which may impact our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “potential,” “will,” “should,” “could,” “would,” “optimistic” or “may” and other words of similar meaning. These forward-looking statements are based on information available to us as of the date of this news release and represent management’s current views and assumptions. Forward-looking statements are not guarantees of future performance, events or results and involve significant known and unknown risks, uncertainties and other factors which may be beyond our control.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the ability of the parties to negotiate final terms of a definitive acquisition agreement, the closing of the contemplated asset purchase agreement, including expected conditions to closing which are anticipated to include regulatory approvals, valuations, and future shareholder approvals; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the Company or BullionFX (collectively, the “LOI Parties”) to terminate the LOI agreement; the effect of such termination; the outcome of any legal proceedings that may be instituted against LOI Parties or their respective directors or officers; the ability to obtain regulatory and other approvals and meet other closing conditions for the asset acquisition on a timely basis or at all, including the risk that any regulatory and other approvals required may not obtained on a timely basis or at all, or are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain any necessary approval by the Company’s stockholders on the expected schedule of the transactions contemplated by the LOI; difficulties and delays in integrating BullionFX’s assets in the Company; prevailing economic, market, regulatory or business conditions, or changes in such conditions, negatively affecting the parties; potential adverse reactions or changes to business relationships resulting from the announcement of the LOI and future expected acquisition; uncertainty as to the long-term value of the common stock of the Company following the acquisition; the significant dilution to the Company’s stockholder in connection with the acquisition; the continued availability of capital and financing following the potential acquisition transaction; the business, economic and political conditions in the markets in which the LOI Parties operate; and the fact that the Company’s reported earnings and financial position may be adversely affected by tax and other factors.

Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. Potential investors should review Functional Brands’ Registration Statement filed with the SEC on Form S-1 on October 16, 2025 and the Company’s Annual Report on Form 10-K filed with the SEC on March 27, 2026 for more complete information, including the risk factors that may affect future results, which are available for review at www.sec.gov. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release, except as required by law.

FUNCTIONAL BRANDS INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In U.S. dollars, except share data or otherwise noted)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash	$1,077,967	$2,726,696
Accounts receivable, net	372,712	518,474
Inventories, net	1,591,548	1,549,511
Prepaid expenses and other current assets	355,096	392,999
Total current assets	3,397,323	5,187,680
Noncurrent assets:
Property and equipment, net	32,797	37,379
Right-of-use assets, net	1,579,814	1,667,693
Intangible assets, net	1,385,879	1,397,411
Goodwill	818,139	818,139
Total non-current assets	3,816,629	3,920,622
Total assets	$7,213,952	$9,108,302

Liabilities and stockholders’ equity / (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,645,659	$1,554,243
Line of credit	-	8,109
SBA loan, current	3,614	3,595
Lease liabilities, current	375,479	371,272
Other current liabilities	30,678	41,828
Derivative liabilities, current	-	3,306,745
Liability with conditional timing	450,000	-
Loans payable (related party), current	64,527	61,642
Loans payable	267,883	402,650
Total current liabilities	2,837,840	5,750,084
Non-current liabilities:
Lease liabilities, net of current	1,340,313	1,435,505
SBA loan, net of current	135,957	136,873
Convertible note	837,800	-
Derivative liabilities, noncurrent	313,392	-
Preferred shares liabilities	6,032,160	-
Loan payable (related party), net of current	227,254	244,509
Total non-current liabilities	8,886,876	1,816,887

Total liabilities	11,724,716	7,566,971

Stockholders’ equity / (deficit)
Series A Preferred stock, par value $0.001 stated value $100, 100,000 shares authorized in 2026 and 2025; 0 and 87,445 shares issued and outstanding, respectively	-	87
Series B Preferred stock, par value $0.001 stated value $100, 80,000 authorized in 2026 and 2025; 2,400 and 28,475 shares issued and outstanding, respectively	2	28
Series C Preferred stock, par value $0.001 stated value $1,000, 6,100 and 0 authorized in 2026 and 2025; 6,032 and 0 shares issued and outstanding, respectively	-	-
Common stock, $0.00001 par value, 220,000,000 shares authorized, 21,354,686 and 18,704,649 shares outstanding, and 5,190,171 and 0 shares to be issued respectively.	267	187
Additional paid-in capital	9,538,131	8,522,354
Accumulated deficit	(14,049,164)	(6,981,325)
Total stockholders’ equity / (deficit)	(4,510,764)	1,541,331
Total liabilities and stockholders’ equity / (deficit)	$7,213,952	$9,108,302

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FUNCTIONAL BRANDS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In U.S. dollars, except share data or otherwise noted)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2026	2025
Revenue, net of returns	1,645,524	1,590,256
Cost of goods sold	684,391	723,492
Gross profit	961,133	866,764
Operating expenses
Sales and marketing	263,707	178,630
General and administrative	1,380,231	720,234
Total operating expenses	1,643,938	898,864
Operating loss	(682,805)	(32,100)
Other income / (expense)
Interest income	2,910	299
Other income	-	113
Interest expense	(25,804)	(95,094)
Change in fair value of derivative liabilities	25,374	-
Loss on issuance of preferred stock	(6,310,464)	-
Total other income / (expense)	(6,307,984)	(94,682)
Net loss	$(6,990,789)	$(126,782)
Net loss per share of common stock attributable to common stockholders	-
Basic	$(0.36)	$(0.02)
Diluted	$(0.36)	$(0.02)
Weighted average shares used in computing net loss per share of common stock
Basic	19,594,102	6,917,226
Diluted	19,594,102	6,917,226

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FUNCTIONAL BRANDS INC.

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(In U.S. dollars, except share data or otherwise noted)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(6,990,789)	$(126,782)
Reconcile net loss to cash provided by operating activities
Allowance for doubtful accounts receivable	-	(1,968)
Allowance for inventory obsolescence	-	18,464
Depreciation of property and equipment	4,582	6,225
Amortization of right-of-use assets	87,879	80,355
Amortization of intangible assets	11,532	11,532
Stock-based compensation	123,288	252,905
Financing expense on warrants	-	23,138
Change in fair value of derivative liabilities	(25,374)	-
Loss on issuance of preferred stock	6,310,464	-
Dividends	(77,050)	-
Changes in operating assets and liabilities:
Accounts receivable	145,762	5,841
Inventories	(42,037)	(111,142)
Prepaid expenses and other current assets	37,903	17,029
Accounts payable and accrued liabilities	91,416	86,959
Other current liabilities	(11,150)	(7,065)
Lease liabilities	(90,985)	(79,498)
Net cash provided by (used in) operating activities	(424,559)	175,993

Cash flows from investing activities:
Net cash used in investing activities:	-	-

Cash flows from financing activities:
Deferred offering costs	-	(127,775)
Payments for payable for acquisition	-	(44,999)
Repayment of liability conditional timing	(450,000)	-
Repayment of loans	(149,137)	(1,685)
Buyback of preferred stock	(616,027)	-
Proceeds from line of credit	-	48,947
Line of credit repayment	(8,109)	(47,598)
SBA loan repayment	(897)	(894)
Net cash used in financing activities	(1,224,170)	(174,004)

Increase (decrease) in cash	(1,648,729)	1,989

Cash beginning of period	2,726,696	211,642

Cash, end of period	$1,077,967	$213,631

Supplemental disclosures of cash flow information
Cash paid for interest	$19,469	$71,980
Non-cash investing and financing activities
Declaration of preferred stock dividend recorded as an increase in accrued liabilities	77,050	-

Extinguishment of Series A&B preferred shares	$(97)
Derecognition of derivative liabilities upon extinguishment of Series A&B preferred shares	$(3,027,287)
Issuance of Series C preferred shares	$(6,032,160)
Recognition of Series C convertible notes	$(837,000)
Recognition of derivative liabilities upon issuance of Series C preferred shares & convertible notes	$(529,854)

The accompanying notes are an integral part of these unaudited consolidated financial statements.